Exhibit 10.2
Execution Version
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of February 1, 2019 (the “Effective Date”) among Solar Capital Ltd., a Maryland corporation (“Solar”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and GenMark Diagnostics, Inc., a Delaware corporation (“GenMark”), Clinical Micro Sensors, Inc., a Delaware corporation (“CMS”), and Osmetech Inc., a Delaware corporation (“Osmetech”, and together with GenMark and CMS, individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:
1.DEFINITIONS AND OTHER TERMS
1.1    Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.3 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof. Notwithstanding anything to the contrary contained herein all financial determinations made herein with respect to operating and capital leases shall be made without giving effect to ASC 842, but instead shall be made consistent with ASC 840.
1.2    Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) with respect to a Borrower: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4    Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Indemnified Person”	Section 12.2
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Solar”	Preamble
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Termination Date”	Exhibit B, Section 8
“Term Loan” “Term Loan Register”	Section 2.2(a)(ii) Section 2.7
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is ACH debit authorization in the form of Exhibit F hereto.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Amortization Date” is, March 1, 2021; provided that if the Interest Only Extension Conditions are satisfied on or before December 31, 2020 and the Borrower so elects in writing, then March 1, 2022.
“Anti‑Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means (a) 5.90% plus (b) the greater of (x) the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, as determined by Collateral Agent) for a term of one month, which determination by Collateral Agent shall be conclusive in the absence of manifest error; provided that if, at any time, Lenders notify Collateral Agent that Lenders have determined that (A) Lenders are unable to determine or ascertain such rate, (B) the applicable regulator has made public statements to the effect that the rate published by the Service is no longer used for determining interest rates for loans or (C) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for such period, then the Applicable Rate shall be equal to an alternate benchmark rate and spread agreed between Collateral Agent and Borrower (which may include SOFR, to the extent publicly available quotes of SOFR exist at the relevant time), giving due consideration to (i) market convention or (ii) selection, endorsement or recommendation by a Relevant Governmental Body (provided that such alternative benchmark rate and spread shall be binding unless the Required Lenders object within five (5) days following notification of such amendment) and (y) 2.51%.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Carlsbad Lease” means that certain Lease - The Campus, dated as of February 8, 2010 (as amended by the Settlement and Release and First Amendment, dated as of July 1, 2012, the Settlement and Release Agreement and Second Amendment dated as of January 19, 2012 and the Third Amendment to Lease, dated as of August 28, 2012) between The Campus Carlsbad, LLC and Clinical Micro Sensors, Inc.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds that exclusively hold any of the foregoing.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.
“Collateral Agent” is Solar, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.
“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Default” means any event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Designated Deposit Account” is Borrower’s deposit account, separately identified to the Collateral Agent.
“Diagnostic System” means an ePlex System or an eSensor System.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Eligible Assignee” is (i) a Lender (other than a Non-Funding Lender), (ii) an Affiliate of a Lender (other than a Non-Funding Lender), (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar Taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, (i) unless an Event of Default has occurred and is continuing, Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, as determined by Collateral Agent in its reasonable discretion. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party (other than any Person or party described in clause (ii) to the proviso above) and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the Internal Revenue Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the capital stock to secure, any Indebtedness (other than the Term Loans) of a Borrower or any Subsidiary of Borrower which is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a) hereof.
“Excluded Taxes” means (i) any Taxes measured by net income and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on Collateral Agent or any Lender as a result of a present or former connection between Collateral Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein, except for such connection arising from Collateral Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender hereunder pursuant to a law in effect on the date on which such Lender acquires such interest in a Term Loan or Term Loan Commitment, and (iii) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(l) of the Internal Revenue Code and any applicable intergovernmental agreements with respect thereto.
“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.
“Fee Letter” means that certain Fee Letter dated the Effective Date, between Borrower and Solar, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state or territory thereof.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self‑regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar

Certain identified information has been omitted from this document because it is both not material and would be competitively harmful if publicly disclosed, and had been marked with "[***]" to indicate where omissions have been made.
instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, and (j) Contingent Obligations with respect to the foregoing.
“Indemnified Taxes” means any and all present or future Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document other than Excluded Taxes.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to Borrower;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Only Extension Conditions” are satisfaction of each of the following: (a) no Default or Event of Default shall have occurred and is continuing, (b) the Term B Loans shall have been drawn in full in accordance with the terms hereof prior to the termination of the Second Draw Period and (c) on or before December 31, 2020, Borrower shall have provided evidence to Collateral Agent satisfactory to Collateral Agent in its reasonable discretion that Borrower has achieved product revenues (as determined under GAAP) of greater than or equal to $[***] on a trailing six-month basis.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IPO” means the initial public offering and sale of Borrower’s common stock.
“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Hany Massarany as of the Effective Date and (ii) Chief Financial Officer, who is Scott Mendel as of the Effective Date.
“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“Landlord LC Account” means the account number 4010005371 maintained at Banc of California, National Association and pledged by Clinical Micro Sensors, Inc. to support the Landlord Letter of Credit; provided that the balance of such account shall not at any time exceed the face amount the Landlord Letter of Credit.
“Landlord Letter of Credit” means the Original Irrevocable Standby Letter of Credit No. #2012-003 issued by Beach Business Bank on September 7, 2012 for the benefit of Wells Fargo Bank, National Association (on behalf of The Carlsbad Campus, LLC) in the face amount of $757,819.76 as reduced from time to time in accordance with its terms.
“Lender” is any one of the Lenders.
“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (excluding fees and expenses generated by in house counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all reasonable fees and expenses (including attorneys’ fees and expenses , as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Fee Letter, each Control Agreement, the Pledge Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit C.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the ability of Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (ii) the legality, validity or enforceability of any Loan Document, (ii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iii) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.
“Material Agreement” is any license, agreement or other contractual arrangement (other than a Reagent Rental Agreement or other contract for the sale of Diagnostic Systems and/or diagnostic test kits) whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than [***] in the aggregate per fiscal year.
“Maturity Date” is, for each Term Loan, February 1, 2023.
“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents and the performance of Borrower’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on March 1, 2019.
“Permitted Acquisition” means any acquisition by a Borrower of all of the capital stock of another Person or all or substantially all of the assets of another Person, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    no Default or Event of Default is then continuing or would result therefrom;
(b)    each representation or warranty contained in each Loan Document is true, accurate and complete in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Change”) as of the date thereof;
(c)    Borrower shall have delivered to Collateral Agent at least twenty (20) days prior to the consummation thereof (or such shorter period as Collateral Agent may agree in writing): (x) notice of such acquisition setting forth in reasonable detail the terms and conditions of such acquisition, (y) pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such acquisition and (z) to the extent available, a due diligence package;

(d)    such acquisition shall only involve a target that is a corporation or limited liability company incorporated or organized under the laws of any state of the United States or the District of Columbia and consist of assets located in the United States;
(e)    such acquisition shall only comprise a business, or those assets of a business, substantially of the type engaged in by Borrower or its Subsidiaries and which business would not subject Collateral Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents;
(f)    Borrower shall have delivered to Collateral Agent (i) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Governmental Authorities and other Persons, (iii) if required by Collateral Agent, environmental assessments satisfactory to Collateral Agent and (iv) audited financial statements (or, if unavailable, management-prepared financial statements) of any Person so acquired for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date;
(g)    at or prior to the closing of such acquisition, Borrower shall execute and deliver (i) the agreements, instruments and other documents required by Section 6.10 and Section 6.11 to Collateral Agent and (ii) with respect to any new Subsidiary created in connection with such acquisition, all documents required to be delivered on the Effective Date pursuant to Sections 3.1(b), (c), (e), (f), (h), and (i);
(h)    such acquisition shall not be hostile and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Borrower and the Person so acquired;
(i)    the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens);
(j)    the structure of the acquisition shall be acceptable to the Lenders comprising Required Lenders in their reasonable judgment;
(k)    immediately prior to the consummation of such acquisition, the Person so acquired shall have a positive Tangible Net Worth;
(l)    the aggregate consideration paid or payable (including, without limitation, all transaction costs, equity consideration and non-competition arrangements) by the Borrower in any acquisition shall not exceed [***] of the aggregate unrestricted cash and Cash Equivalents in Deposit Accounts and Securities Accounts of the Borrower which are subject to Account Control Agreements immediately prior to the consummation of such acquisition;
(m)    the aggregate consideration paid or payable in connection with all acquisitions (including, without limitation, all transaction costs and all liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Borrower and the Person so acquired, but excluding common stock of Borrower), made during the term of this Agreement shall not exceed $[***];
(n)    no Indebtedness or Contingent Obligations in the nature of an earn-out or similar contingent compensation shall be incurred or assumed in connection therewith; and
(o)    with respect to an acquisition paid for in whole or in part capital stock of Borrower, such acquisition shall not result in any decrease in the Tangible Net Worth of the Borrower.

“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    (x) unsecured Indebtedness to trade creditors in the ordinary course of business and (y) unsecured credit card obligations incurred to finance transactions with suppliers and other vendors in the ordinary course of business in an aggregate amount with respect to this clause (y) not to exceed $[***];
(e)    Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed [***] at any time;
(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(g)    (i) Indebtedness of Excluded Foreign Subsidiaries owing to any Borrower so long as such Indebtedness is permitted to be extended pursuant to clause (j) of the definition of “Permitted Investments” and (ii) Indebtedness of any Borrower to any other Borrower or any Subsidiary;
(h)    the Landlord Letter of Credit; provided that the face value of such Landlord Letter of Credit shall not at any time exceed the amounts set forth in Section 21.2 of the Carlsbad Lease,
(i)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments disclosed on the Perfection Certificate and existing on the Effective Date;
(b)    (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy (attached hereto as Exhibit G), as amended from time to time, provided that any such amendment has been approved in writing by Collateral Agent in its reasonable discretion;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d)    Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties;
(e)    Investments in connection with Transfers permitted by Section 7.1;
(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed [***] in the aggregate at any time, and (ii) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)    the establishment or formation of Excluded Foreign Subsidiaries to the extent permitted pursuant to Section 6.10;
(j)    Investments by any Borrower in Excluded Foreign Subsidiaries; provided, that (i) no Default or Event of Default has occurred and is continuing at the time any such Investment is made or would result therefrom and (ii) the aggregate amount of all such Investments incurred under this clause (j) do not exceed $[***] in the aggregate from the Effective Date;
(k)    Investments permitted under clause (g)(ii) of the definition of “Permitted Indebtedness”;
(l)    Permitted Acquisitions; and
(m)    non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non‑exclusive licensing of technology, the development of technology or the providing of technical support.
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non‑exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (ii) is limited in territory with respect to a specific geographic country or region (i.e., Japan, Germany, northern China) outside of the United States.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)    Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code, and the Treasury Regulations adopted thereunder;
(c)    Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within thirty (30) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and Equipment, securing liabilities in the aggregate amount not to exceed [***] and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(h)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;
(i)    Liens arising from judgments, decrees, appeal bonds or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(j)    Liens on cash collateral securing Indebtedness permitted pursuant to clause (h) of the definition of “Permitted Indebtedness” so long as the amount of such cash collateral does not exceed the face value of the Landlord Letter of Credit;
(k)    Liens arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property that do not materially (i) impair the value or marketability of such real property or (ii) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(l)    Liens to secure the performance of bids, tenders, leases (other than capital leases), sales or other trade contracts (other than for the repayment of borrowed money), surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);
(m)    Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC; and
(n)    Permitted Licenses.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date, between Borrower and Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:
(i)    for a prepayment, refinancing, substitution or replacement made on or after the Effective Date through and including the [***] of the Effective Date, [***] of the principal amount of such Term Loan prepaid;
(ii)    for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Effective Date through and including the [***] of the Effective Date, [***] of the principal amount of the Term Loans prepaid; and
(iii)    for a prepayment, refinancing, substitution or replacement made after the date which is after the [***] of the Effective Date and prior to the Maturity Date, [***] of the principal amount of the Term Loans prepaid.
Notwithstanding the foregoing, Lenders agree to waive the Prepayment Premium with respect to a prepayment in conjunction with a refinancing of the Term Loans with Solar or Solar’s Affiliates.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Reagent Rental Agreement” means an agreement between Borrower and a customer pursuant to which the customer rents an Diagnostic System and commits to buy minimum annual volumes of diagnostic test kits.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding [***] of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least [***] of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“Second Draw Period” is the period commencing on the date Borrower provides evidence to Collateral Agent satisfactory to Collateral Agent in its reasonable discretion that Borrower has achieved product revenues (as determined under GAAP) of greater than or equal to $[***] on a trailing six-month basis and ending on the earlier of December 31, 2019.
“Secured Parties” means the Collateral Agent and the Lenders.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to the Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders in their sole discretion.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.
“Tangible Net Worth” means, on any date, the consolidated total assets of any Person, minus (a) any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, Patents, Trademarks, Copyrights and research and development expenses except prepaid expenses, and (iii) reserves not already deducted from assets, and (b) the obligations that should, under GAAP, be classified as liabilities on such Person’s consolidated balance sheet, including all Indebtedness.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.
“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.
2.    LOANS AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2    Term Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Fifty Million Dollars ($50,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re‑borrowed.
(i)    Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”; each Term A Loan or Term B Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans and the Term B Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term B Loan may be re‑borrowed.
(b)    Repayment. Borrower shall make monthly payments in arrears of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of months from the Amortization Date through the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)    Mandatory Prepayments. If the Term Loans are accelerated including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)),

Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.
(d)    Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.
2.3    Payment of Interest on the Term Loans.
(a)    Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time, which aggregate interest rate shall be determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus [***] (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)    360‑Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(d)    Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set‑off.
(e)    Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.
2.4    Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:
(a)    Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter;
(b)    Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares. Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.
(c)    Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.5    Withholdings and Increased Costs.
(a)    All payments by or on behalf of any Borrower under any Loan Document shall be made free and clear of all Taxes. If any Indemnified Taxes shall be required by any Requirement of Law to be withheld or deducted from or in respect of any sum payable under any Loan Document to Collateral Agent or any Lender, (i) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section), Collateral Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Borrower shall make such withholdings or deductions, (iii) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law, and (iv) Borrower shall deliver to Collateral Agent or such Lender evidence of such payment.
(b)    If the introduction of or any change in, after the Effective Date, any Requirement of Law increases Collateral Agent’s or any Lender’s costs or reduces its income for any Term Loan, then Borrower shall upon demand by Collateral Agent or such Lender (with a copy of such demand to Collateral Agent) promptly pay to Collateral Agent for its own account or for the account of such Lender, as the case may be, the increase in cost or reduction in income or additional expense; provided that all requests, rules, guidelines or directives issued or promulgated under, in connection with or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued. Collateral Agent and each Lender agrees that it shall allocate any such increased costs among its customers similarly affected in good faith and in a manner consistent with Collateral Agent’s or such Lender’s customary practice. Notwithstanding the foregoing, this Section 2.5(b) shall not apply to Excluded Taxes or Indemnified Taxes, addressed in Section 2.5(a) hereof.

2.6    Loan Account. Collateral Agent, on behalf of the Lenders, shall record on its books and records the amount of each Term Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any promissory note) to pay any amount owing with respect to the Term Loans or provide the basis for any claim against Collateral Agent.
2.7    Maintenance of Register. Collateral Agent, acting as a non-fiduciary agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.7, shall establish and maintain (a) a record of ownership (the “Term Loan Register”) in which Collateral Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Collateral Agent and each Lender with Term Loan Commitments in the Term Loans and any assignment of such interests and (b) accounts in the Term Loan Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders with Term Loan Commitments and (ii) the amount of any principal or interest due and payable or paid with respect to the Term Loans. The Term Loans (including any promissory notes evidencing such Term Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Term Loan Register and no assignment thereof shall be effective until recorded therein.
3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)    original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;
(b)    a completed Perfection Certificate for Borrower and each of its Subsidiaries;
(c)    a duly executed Fee Letter;
(d)    the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(e)    a certificate of Borrower in substantially the form of Exhibit E hereto executed by an officer of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;
(f)    certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(g)    a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;
(h)    a payoff letter evidencing payoff of Borrower’s existing loan facility with Solar; and

(i)    payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.2    Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:
(a)    receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit C attached hereto;
(b)    the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)    in such Lender’s reasonable discretion, there has not been any Material Adverse Change since December 31, 2017;
(d)    No Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and
(e)    payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.3    Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Section 3 as a condition precedent to any Term Loan. Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.
3.5    Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrowers shall, and shall cause each applicable Subsidiary to:
(a)    cause each bank or financial institution at or with which Borrower or any Guarantors maintain Collateral Accounts to execute and deliver Control Agreements or other appropriate instruments with respect to such Collateral Accounts to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder no later than fifteen (15) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed 30 days thereafter). The provisions of this Section 3.5(a) shall not apply to Deposit Accounts not required to be subject to a Control Agreement pursuant to the terms of this Agreement.
(b)    deliver to Collateral Agent evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties, no later than thirty (30) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed fifteen (15) days thereafter);
(c)    deliver to Collateral Agent a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations no later than ninety (90) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed sixty (60) days thereafter); and
(d)    deliver a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of [***] no later than ninety (90) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed sixty (60) days thereafter).
4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code) in an amount greater than [***], Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.
If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.
4.2    Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.
5.    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Collateral Agent and the Lenders as follows:
5.1    Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants as of the Effective Date and on each date that the Perfection Certificate is required to be updated in accordance with Section 6.2(b)(ii) that all the information set forth on the Perfection Certificates is accurate and complete.
The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.
5.2    Collateral.
(a)    Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)    The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens.
(c)    On the Effective Date, and except as disclosed on the Perfection Certificate no third party bailee possesses components of the Collateral in excess of [***].
(d)    All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)    Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Perfection Certificate, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.
(f)    None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.
5.3    Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing against Borrower or any of its Subsidiaries involving more than [***].
5.4    No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2017, there has not been a Material Adverse Change.
5.5    Solvency. Borrower, when taken as a whole, is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is required to register as an “investment company” or a company “controlled” by a company required to register as an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained, in all material respects, all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.
5.7    Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8    Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries has timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than [***] in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) adequate reserves or other appropriate provisions are maintained on the books of such Borrower or Subsidiary, as applicable, in accordance with GAAP and which do not involve, in the reasonable judgment of the Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior Tax years which could result in additional Taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have withdrawn from participation in and have not permitted partial or complete termination of or permitted the occurrence of any other event with respect to any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loans to repay Borrower’s existing indebtedness, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.    AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
6.1    Government Compliance.
(a)    Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)    Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.
6.2    Financial Statements, Reports, Certificates; Notices.
(a)    Deliver to each Lender:
(i)    as soon as available, but no later than thirty (30) days after the last day of each month (other than a month that is the last month in a fiscal quarter), a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(ii)    as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s fiscal quarters (other than a fiscal quarter that is the last fiscal quarter of a fiscal year), a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(iii)    as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;
(iv)    as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) days’ after such approval and (y) February 28 of such year, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);
(v)    within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of the Borrower’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);
(vi)    in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10‑K, 10‑Q and 8‑K filed with the Securities and Exchange Commission;
(vii)    prompt notice of any material amendments of or other material changes to the respective Operating Documents of Borrower or any of its Subsidiaries, in each case together with any copies reflecting such amendments or changes with respect thereto;
(viii)    as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);
(ix)    prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;
(x)    prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;
(xi)    written notice delivered at least ten (10) days prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10);
(xii)    written notice delivered at least twenty (20) days prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than [***] in assets or property of Borrower or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(xiii)    upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;
(xiv)    immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xv)    notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than [***] and of the general details thereof;
(xvi)    if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xvii)    prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement;
(xviii)    other information as reasonably requested by Collateral Agent or any Lender.
Notwithstanding the foregoing, the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.
(b)    Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:
(i)    a duly completed Compliance Certificate signed by a Responsible Officer;
(ii)    an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement;
(iii)    copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;
(iv)    written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(v)    prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of [***]; and
(vi)    written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than [***] individually or in the aggregate in any calendar year.
(c)    Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.
6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow in all material respects Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Borrower must promptly notify Collateral Agent and the Lenders of all permanent returns of Inventory that involve more than [***] individually or in the aggregate in any calendar year.
6.4    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to the Lenders, following reasonable request therefor, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. Subject to Section 3.5, all property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Subject to Section 3.5, the Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. At Collateral Agent’s reasonable request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option during the existence of an Event of Default, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred twenty (120) days of receipt thereof up to [***]with respect to any loss, but not exceeding [***], in the aggregate for all losses under all casualty policies in any fiscal year, toward the purchase of assets used or useful in the ordinary course of business, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.
6.6    Operating Accounts.
Subject to Section 3.5, maintain Borrower’s and Guarantors Collateral Accounts depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Deposit Accounts (1) exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees, provided that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll Tax or benefit payment (or such minimum amount as may be required by any Requirement of Law with respect to such accounts), as applicable , (2) any zero-balance Disbursement Account, (3) the Landlord LC Account for so long as the Landlord Letter of Credit or any replacement thereof is issued and undrawn and (4) any Deposit Account or Securities Account the average daily balance of which in the aggregate, together with the average daily balance of all such other Deposit Accounts and Securities Accounts excluded pursuant to this clause (4), shall not exceed $[***] and as identified to Collateral Agent by Borrower as such in the Perfection Certificate (collectively, the “Excluded Accounts”).
(a)    Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account. In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts.
(b)    Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.
6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a)  protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual

Property that it has Knowledge of; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8    Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent reasonably necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.
6.9    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral (other than any Diagnostic System located at the premises of a customer pursuant to a Reagent Rental Agreement) to, a bailee, in each case in accordance with Section 7.2, then, in the event that the Collateral (other than any Diagnostic System located at the premises of a customer pursuant to a Reagent Rental Agreement) at any new location is valued (based on book value) in excess of [***] in the aggregate, at Collateral Agent’s reasonable election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.10    Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is not an Excluded Foreign Subsidiary (except if such New Subsidiary solely holds the equity interests of one or more Excluded Foreign Subsidiaries), to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of such New Subsidiary, provided, however, that if such New Subsidiary is an Excluded Foreign Subsidiary (or Subsidiary that solely holds the equity interests of one or more Excluded Foreign Subsidiaries) and adverse tax consequences would result from the pledge of 100% of the stock, units or other evidence of ownership of such New Subsidiary, such pledge shall be limited to 65% of the stock, units or other evidence of ownership of such New Subsidiary that entitle the holder thereof to vote for directors or any other matter.
6.11    Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
7.    NEGATIVE COVENANTS
Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:
7.1    Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn‑out, obsolete or surplus Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (d) Transfers among Borrowers; or (e) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement.
7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date and reasonably related thereto; (b) liquidate or dissolve, other than dissolutions pursuant to which the assets of a Borrower or Subsidiary are transferred to a Borrower or, if such dissolving entity is a Subsidiary that is not a Borrower, a Subsidiary that is not a Borrower; or (c) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to each Lender within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 35% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, other than Permitted Investments. A Subsidiary may merge or consolidate into another Subsidiary (provided if either Subsidiary is a Borrower then such surviving Subsidiary shall either be or become a “co‑Borrower” hereunder or shall have provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.
7.6    Maintenance of Collateral Accounts. With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7    Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to Borrower, (ii) the declaration or payment of any dividends solely in the form of equity securities, (iii) the issuance of Stock upon the exercise or conversion of Stock Equivalents, and (iv) repurchases from current or former officers, employees or directors (or their permitted transferees or estates) upon their death, disability or termination of employment and repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases referenced in this clause (iv) do not exceed [***] in the aggregate per fiscal year), (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8    Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions among Borrowers, (b) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, and (c) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.
7.10    Subordinated Debt. Make or permit any payment on any Subordinated Debt or amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.
7.11    Compliance. (a) Be required to register as an “investment company” or a company controlled by company required to register as an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12    Compliance with Anti‑Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.
7.13    Material Agreements. Neither Borrower nor any of its Subsidiaries shall, without the consent of Collateral Agent, materially amend a Material Agreement, unless the net effect of such amendment, modification or waiver is not adverse to Borrower, Agent or Lenders.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);
8.2    Covenant Default.
(a)    Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection

of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or
(b)    Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof.
8.3    Material Adverse Change. A Material Adverse Change has occurred.
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)    (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [***] or that could reasonably be expected to have a Material Adverse Change or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;
8.7    Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [***] (not covered by independent third‑party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;
8.8    Misrepresentations. Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.9    Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;
8.10    Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than in accordance with its terms; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; or (c) any circumstance described in Section 8 occurs with respect to any Guarantor;

8.11    Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products which could reasonably be expected to result in a Material Adverse Change, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of [***] or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of [***] or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.
8.12    Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens.
9.    RIGHTS AND REMEDIES
9.1    Rights and Remedies.
(a)    Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).
(b)    Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)    foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)    make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)    apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv)    commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)    Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)    place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)    demand and receive possession of Borrower’s Books;
(vi)    appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vii)    subject to Sections 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.
9.2    Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under

Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney‑in‑fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.
9.3    Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).
9.5    Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.
10.    NOTICES
Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	GenMark Diagnostics, Inc. 5964 La Place Court Carlsbad, California 92008 Attention: General Counsel Phone: (760) 448-4327 Facsimile: (760) 683-6376

with a copy (which shall not constitute notice) to:	DLA PIPER LLP (US) 4365 Executive Drive Suite 1100 San Diego, CA 92121 Attn: Michael S. Kagnoff Fax: 1.858.638.5122 Email: Michael.kagnoff@dlapiper.com

If to Collateral Agent:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: storino@Solarcapltd.com
with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Facsimile: (415) 395-8095 Email: haim.zaltzman@lw.com

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1    Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2    Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL

MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
11.3    Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4    Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.5    Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.    GENERAL PROVISIONS
12.1    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent at the time of such assignment.
12.2    Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or

arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.
12.3    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4    Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5    Amendments in Writing; Integration.  No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:
(i)    no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)    no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)    no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.7. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.
(b)    Other than as expressly provided for in Section 12.5(a)(i)‑(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)    This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7    Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the withholding provision in Section 2.5 hereof and the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8    Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9    Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Security Party (including a Collateral

Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.10    Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.
12.11    Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.
12.12    Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.
12.13    Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.
12.14    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.
12.15    Multiple Borrowers.
(a)    Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints GenMark Diagnostics, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from the Collateral Agent or the Lenders. The Collateral Agent or the Lenders may rely, and shall be fully protected in relying, on any request for the Term Loans, disbursement instruction, report, information or any other notice or communication made or given by GenMark Diagnostics, Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Collateral Agent or the Lenders shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.
(b)    Waivers. Each Borrower hereby waives: (i) any right to require the Collateral Agent or the Lenders to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with any Lender or any Indebtedness of any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy a Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Collateral Agent, any Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Collateral Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Collateral Agent or any Lender for repayment or recovery of any amount or amounts received by Collateral Agent or any Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Collateral Agent or any Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Collateral Agent or any Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Collateral Agent or any Lender with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and each Borrower shall be and remain liable to Collateral Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Collateral Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.
(c)    Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Collateral Agent and the Lenders may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower;

(v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such Indebtedness is part of the Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Collateral Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Each Borrower further consents and agrees that Collateral Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Collateral Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.
(d)    Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Collateral Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Collateral Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Collateral Agent or any Lender to furnish to it any information now or hereafter in Collateral Agent’s or such Lender’s possession concerning the same or any other matter.
(e)    Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Collateral Agent to effect, to enforce and to give notice of such subordination.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

GENMARK DIAGNOSTICS, INC.

By: /s/ Scott Mendel
Name: Scott Mendel
Title: Chief Financial Officer

CLINICAL MICRO SENSORS, INC.

By: /s/ Scott Mendel
Name: Scott Mendel
Title: Chief Financial Officer

OSMETECH, INC.

By: /s/ Scott Mendel
Name: Scott Mendel
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

LENDERS:

SUNS SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
TOTAL	$50,000,000	100.00%

Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
TOTAL	$15,000,000	100.00%

Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
TOTAL	$65,000,000	100.00%

EXHIBIT A

Description of Collateral
The Collateral consists of all of Borrower’s right, title and interest in and to the following property:
All goods, Accounts (including health‑care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding anything contained in any Loan Document, the Collateral does not include (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Excluded Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter if adverse tax consequences would result from the pledge of 100% of such equity interests, (b) any interest of Borrower as a lessee or sublessee under a real property lease; (c) rights held under any general intangible that are not assignable by their terms without the consent of the counterparty thereto (but only to the extent such restriction on assignment is not rendered ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Collateral Agent or any Lender, (e) the Landlord LC Account or (f) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property. Notwithstanding anything contained in any Loan Document, Borrower shall not be required to enter into or deliver with respect to themselves or any Subsidiaries any agreements governed by foreign law other than at the request of the Collateral Agent, which request will be subject to the benefit of such foreign law governed documents outweighing the cost of obtaining them..

EXHIBIT B

Collateral Agent and Lender Terms
1.Appointment of Collateral Agent.
(a)    Each Lender hereby appoints Solar (together with any successor Collateral Agent pursuant to Section 1.7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b)    Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (ii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iii) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (iv) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (v) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vi) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.
(c)    Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by Solar or any of its Affiliates in any capacity.

2.	Binding Effect; Use of Discretion; E-Systems.
(a)    Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.
(b)    If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.
(c)    Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e‑signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS.
3.Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.
4.Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.
5.Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.
6.Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.
7.Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.
8.Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:
(a)    any Guarantor if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and
(b)    any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments, (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).
9.Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
10.Advances; Payments; Non-Funding Lenders; Actions in Concert.
(a)    Advances; Payments. If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.
(b)    Return of Payments.

(i)    If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)    If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(c)    Non-Funding Lenders.
(i)    Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and Borrower severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to Borrower had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.
(ii)    To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non‑Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d)    Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any

Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

EXHIBIT C

Loan Payment Request Form
Fax To: (212) 993-1698    Date: _____________________

LOAN PAYMENT:
GenMark Diagnostics, Inc.

From Account #________________________________    To Account #__________________________________________________
(Deposit Account #)                        (Loan Account #)
Principal $____________________________________    and/or Interest $________________________________________________

Authorized Signature:        Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________    To Account #__________________________________________________
(Loan Account #)                        (Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:        Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name: _____________________________        Amount of Wire: $
Beneficiary Bank: ______________________________        Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:         Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank:         Transit (ABA) #:
For Further Credit to:

Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________    2nd Signature (if required): _______________________________________
Print Name/Title: ______________________________    Print Name/Title: ______________________________________________
Telephone #:                     Telephone #:            ]

EXHIBIT D

Compliance Certificate

TO:	SOLAR CAPITAL LTD., as Collateral Agent and Lender
FROM:	GENMARK DIAGNOSTICS, INC., CLINICAL MICRO SENSORS, INC., and OSMETECH INC.
The undersigned authorized officer (“Officer”) of GenMark Diagnostics, Inc. (“GenMark”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of February 1, 2019, by and among GenMark, Clinical Micro Sensors, Inc. (“CMS”), Osmetech Inc. (“Osmetech”, and together with GenMark and CMS, individually and collectively, jointly and severally, “Borrower”), Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),
(a)    Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below;
(b)    There are no Defaults or Events of Default, except as noted below;
(c)    Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.
(d)    Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;
(e)    No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.
Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year‑end audit adjustments as to the interim financial statements.
Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Monthly financial statements	Monthly within 30 days		Yes	No	N/A
2)	Quarterly financial statements	Quarterly within 45 days		Yes	No	N/A
3)	Annual (CPA Audited) statements	Within 90 days after FYE		Yes	No	N/A
4)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier 30 days of approval or 60 days of FYE), and when revised		Yes	No	N/A
5)	A/R & A/P agings	If applicable		Yes	No	N/A
6)	8‑K, 10‑K and 10‑Q Filings	If applicable, within 5 days of filing		Yes	No	N/A
7)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A
8)	IP Report	When required		Yes	No	N/A
9)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A
10)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A

Deposit and Securities Accounts
(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than [***]?	Yes	No

4)
Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.
		Yes	No

5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

GENMARK DIAGNOSTICS, INC.

By:
Name:
Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status: Yes No

Exhibit E
CERTIFICATE OF OFFICER
OF EACH ENTITY
LISTED ON SCHEDULE II HERETO

February 1, 2019
In connection with the agreements listed on Schedule I hereto (collectively, the “Subject Documents”), the undersigned, a duly qualified and elected officer and authorized signatory of each entity listed on Schedule II hereto (each, a “Company” and, collectively, the “Companies”), do hereby certify solely in such capacity and on behalf of each Company, and not in his individual capacity, that:
1.Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation, Certificate of Formation or similar formation document, together with all amendments thereto adopted through the date hereof (collectively, a “Charter”) of each Company, as filed and certified by the Secretary of State (or similar governmental body) of the State of organization of each Company, as having been filed therewith, and as in full force and effect on the date hereof. As of the date hereof, (i) no Charter has been amended, supplemented or otherwise modified, (ii) no further amendment, correction or other modification to the Charter of any Company has been filed in the office of the Secretary of State (or similar governmental body) of the State of organization of such Company, and (iii) no action has been taken by the officers, directors, shareholders, managers or members, as applicable, of any Company in contemplation of, or to effect or authorize, any other amendment, supplement, correction or other modification to any of the Charter of such Company.
2.Attached hereto as Exhibit B is a true, correct and complete copy of the duly adopted By-Laws, Limited Liability Company Agreement or Operating Agreement, together with all amendments thereto through the date hereof of each Company (with respect to each Company, its “Company Agreement”), as is in full force and effect on the date hereof and each Company Agreement has been in full force and effect at all times since, and including, the date of its related Resolutions (as defined below). As of the date hereof, no Company Agreement has been amended or otherwise modified and no action has been taken by the officers, directors, shareholders, managers, or members, as applicable, in contemplation of, or to effect or authorize, any such amendment or modification.
3.Attached hereto as Exhibit C is a copy of a certificate of the Secretary of State (or similar governmental body) of the State of organization of each Company certifying that such Company is in good standing as of the date thereof.
4.Attached hereto as Exhibit D is a, true, correct and complete copy of the resolutions adopted by the board of directors, board of managers, managers, members or other governing body of each Company (the “Resolutions”) authorizing the execution and delivery of the Subject Documents and the performance of such Company’s obligations thereunder. The Resolutions have not been amended, modified, supplemented, annulled or revoked and are in full force and effect as of the date hereof.
5.Each of the persons set forth on Exhibit E attached hereto is, as of the date hereof, a duly elected or appointed and qualified incumbent officer of each Company holding the office set forth opposite such officer’s name, and the signature set forth opposite his or her name is his or her authentic and genuine signature. Each such person is duly authorized to execute and deliver, on behalf of each Company, any Subject Document to which it is a party.
[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date first set forth above.

GENMARK DIAGNOSTICS, INC.
CLINICAL MICRO SENSORS, INC.
OSMETECH INC.

By:
    Name:
    Title:

The undersigned officer of each Company hereby certifies that [___] is a duly qualified and elected officer and authorized signatory of each Company and that the signature set forth above his name is his true signature.

By:________________________________
Name:
Title:

[Signature Page to the Officer’s Certificate]

SCHEDULE I

SUBJECT DOCUMENTS

1.
Loan and Security Agreement (the “Loan and Security Agreement”), dated as of February 1, 2019, by and among GenMark Diagnostics, Inc., a Delaware corporation (“GenMark”), Clinical Micro Sensors, Inc., a Delaware corporation (“CMS”), and Osmetech Inc., a Delaware corporation (together with GenMark and CMS, individually and collectively, jointly and severally, as Borrower, Solar Capital Ltd., a Maryland corporation, as collateral agent, and the lenders signatory thereto, including Solar in its capacity as a lender.

2.	Each other document being entered into on or about the date first written above in connection with the transactions contemplated by the Loan and Security Agreement.

SCHEDULE II

COMPANIES

1.	GenMark Diagnostics, Inc., a Delaware corporation

2.	Clinical Micro Sensors, Inc., a Delaware corporation

3.	Osmetech Inc., a Delaware corporation

EXHIBIT A

CHARTERS

(See attached.)

EXHIBIT B

COMPANY AGREEMENTS

(See attached.)

EXHIBIT C

GOOD STANDING CERTIFICATES

(See attached.)

EXHIBIT D

RESOLUTIONS

(See attached.)

EXHIBIT E

INCUMBENCY

GENMARK DIAGNOSTICS, INC. CLINICAL MICRO SENSORS, INC. OSMETECH INC. Incumbent Officers
Name	Office	Signature
_______________________
_______________________

EXHIBIT F
ACH LETTER
SOLAR CAPITAL LTD.
500 Park Avenue, 3rd Floor
New York, NY 10022
Attention: Neil Bonanno
Fax: (212) 993-1698
Email: bonanno@solarcapltd.com

Re: Loan and Security Agreement dated as of February 1, 2019 (the “Agreement”) by and among GenMark Diagnostics, Inc. (“GenMark”), Clinical Micro Sensors, Inc. (“CMS”), Osmetech Inc. (together with GenMark and CMS, individually and collectively, jointly and severally, “Borrower”), Solar Capital Ltd. (“Solar”), as collateral agent (in such capacity, “Collateral Agent”) and the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time, including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Agreement.
In connection with the above referenced Agreement, GenMark hereby authorizes the Collateral Agent to, at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to GenMark’s account indicated below (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding, in each case pursuant to Section 2.3(e) of the Agreement. GenMark authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH
CITY	STATE AND ZIP CODE
TRANSIT/ABA NUMBER	ACCOUNT NUMBER
This authority will remain in full force and effect so long as any amounts are due under the Agreement.

GENMARK DIAGNOSTICS, INC.
By: _________________________________________
Title: ________________________________________
Date: ________________________________________